Exhibit 99.1

For Additional Information:

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2022

Completes Acquisition of The Confidante Miami Beach and the Remaining 25% JV Interest in the

Hilton San Diego Bayfront

Amends Credit Agreement to Extend Maturities and Increase Debt Capacity

Continues Share Repurchases and Reinstates Common Dividend

IRVINE, CA – August 3, 2022 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the lodging industry, today announced results for the second quarter ended June 30, 2022.

Second Quarter 2022 Operational Results (as compared to Second Quarter 2021):

●	Net Income (Loss): Net income was $37.7 million as compared to a net loss of $27.9 million.
●	Comparable Portfolio RevPAR: RevPAR at the comparable 12 hotels the Company owned during both 2022 and 2021 plus The Confidante Miami Beach (the “Comparable Portfolio”), increased 98.4% to $220.37. The average daily rate was $295.40 and occupancy was 74.6%.
●	Total Portfolio RevPAR: RevPAR at the 15 hotels, which includes the Comparable Portfolio, the Montage Healdsburg and the Four Seasons Resort Napa Valley (the “Total Portfolio”), was $237.28. The average daily rate was $319.79 and occupancy was 74.2%.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest increased 382.9% to $74.0 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share increased 2,900.0% to $0.30. In 2022, the Company changed its presentation of Adjusted FFO attributable to common stockholders to exclude the noncash amortization expense associated with deferred stock compensation. Adjusted FFO attributable to common stockholders for the prior periods presented in this release have also been adjusted to exclude this expense. The per share impact of this change as compared to the Company’s prior presentation is $0.02 for both of the second quarters of 2022 and 2021.

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

Bryan A. Giglia, Chief Executive Officer, stated, “Our second quarter results reflect significant sequential growth as increasing amounts of corporate and group demand added to already strong leisure travel. Our portfolio occupancy is at the highest level since early 2020 and with substantial rate growth this year, our resulting comparable RevPAR is approaching pre-pandemic levels. Despite labor and cost challenges, our operators have diligently managed their revenues and expenses and delivered robust profit margins. While growth continues to be uneven across markets, we are encouraged by the trends we are seeing throughout our portfolio.”

Mr. Giglia continued, “During the quarter, we completed two hotel transactions that we expect to enhance our per share NAV growth and provide additional cash flow and earnings in the coming years as all hotel demand segments stabilize. We also completed an amendment to our bank credit agreement which gives us additional capital allocation flexibility and unlocks capacity in our balance sheet. Additionally, our Board of Directors has reinstated our common dividend, adding to the nearly $80 million in capital that we have returned to shareholders so far this year in the form of share repurchases. We have now completed nearly $700 million of transactions in 2022, and we are pleased with the progress we have made in more effectively recycling capital into new hotels and returning capital to our shareholders.”

Unaudited Selected Statistical and Financial Data ($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change

Net Income (Loss)	$37.7	$(27.9)	235.0%		$52.8	$(83.2)	163.5%
Income (Loss) Attributable to Common Stockholders per Diluted Share	$0.15	$(0.16)	193.8%		$0.19	$(0.43)	144.2%

Comparable Portfolio RevPAR (1)	$220.37	$111.09	98.4%		$188.26	$82.24	128.9%

Comparable Portfolio Occupancy (1)	74.6%	48.3%	2,630	bps	64.6%	37.2%	2,740	bps
Comparable Portfolio ADR (1)	$295.40	$230.00	28.4%		$291.43	$221.08	31.8%

Total Portfolio RevPAR (2)	$237.28	N/A	N/A		$201.86	N/A	N/A

Total Portfolio Occupancy (2)	74.2%	N/A	N/A		64.3%	N/A	N/A
Total Portfolio ADR (2)	$319.79	N/A	N/A		$313.93	N/A	N/A

Comparable Portfolio Adjusted EBITDAre Margin	35.0%	19.3%	1,570	bps	31.5%	7.8%	2,370	bps

Adjusted EBITDAre, excluding noncontrolling interest	$74.0	$15.3	382.9%		$101.2	$0.7	15,111.6%
Adjusted FFO Attributable to Common Stockholders	$63.2	$3.0	1,974.8%		$79.6	$(23.1)	445.1%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.30	$0.01	2,900.0%		$0.37	$(0.11)	436.4%

(1)	Comparable Portfolio operating statistics presented here and elsewhere in this release include both prior ownership results and the Company’s results for The Confidante Miami Beach, acquired by the Company in June 2022.
(2)	The Total Portfolio consists of all 15 hotels owned by the Company as of June 30, 2022. Total Portfolio operating statistics presented here and elsewhere in this release include both prior ownership results and the Company’s ownership results for The Confidante Miami Beach, acquired by the Company in June 2022. The Total Portfolio includes the Company’s ownership results for the Montage Healdsburg and the Four Seasons Resort Napa Valley, which were acquired in April 2021 and December 2021, respectively. Both the Montage Healdsburg and the Four Seasons Resort Napa Valley are newly-developed hotels which opened on limited bases in December 2020 and October 2021, respectively. Prior year information is not comparable.

Second Quarter 2022 Highlights

●	Completed the previously announced acquisition of the 339-room The Confidante Miami Beach for a contractual purchase price of $232.0 million. The acquisition was funded from available cash and with a $140.0 million draw on the revolving portion of the Company’s credit facility. The Company will invest approximately $60.0 million to reposition the hotel under Hyatt’s luxury lifestyle Andaz Brand, with the renovation program starting in the fourth quarter of 2022. The Company expects the renovation to be completed in the first half of 2024 when the hotel will debut as the Andaz Miami Beach.
●	Completed the previously announced acquisition of the 25.0% noncontrolling partner’s ownership interest in the Hilton San Diego Bayfront for a contractual purchase price of $102.0 million plus 25.0% of closing date working capital and cash and the effective assumption of the partner’s ratable share of the existing mortgage loan, which was already fully consolidated on the Company’s balance sheet. The acquisition was funded from available cash and with a $90.0 million draw on the revolving portion of the Company’s credit facility. Following this acquisition, the Company owns 100% of the Hilton San Diego Bayfront.
●	Repurchased 3,235,958 shares of the Company’s common stock during the quarter at an average purchase price of $10.65 per share for a total repurchase amount before expenses of $34.4 million.

Recent Developments

Stock Repurchase Program: During the first six months of 2022, the Company repurchased 7,114,983 shares of its common stock at an average purchase price of $10.94 per share. Year to date, including shares repurchased subsequent to the end of the second quarter, the Company has repurchased a total of 7,249,427 shares of its common stock at an average price per share of $10.92 for a total repurchase amount before expenses of $79.2 million, leaving $420.8 million of authorized capacity remaining under the Company’s stock repurchase program.

Unsecured Debt Agreements. In July 2022, the Company entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) which expands its unsecured borrowing capacity and extends the maturity of the in-place loans. The Amended Credit Agreement continues to provide for a $500.0 million revolving credit facility and increases the aggregate amount of the Company’s two term loans from $108.3 million to $350.0 million. The facilities will bear interest pursuant to a leverage-based pricing grid ranging from 1.35% to 2.25% over the applicable adjusted term SOFR. The $500.0 million revolving credit facility has two six-month extension options, which would result in an extended maturity of July 2027. The two term loan facilities each have a balance of $175.0 million and mature in July 2027 and January 2028. The Company utilized the proceeds received from the incremental borrowing on the term loans to fully repay the $230.0 million that was outstanding on its revolving credit facility.

Resumption of Common Dividend. The Company’s Board of Directors has declared a cash dividend of $0.05 per share of common stock payable on October 17, 2022 to holders of record as of September 30, 2022. The quarterly dividend amount of $0.05 per share of common stock is consistent with the Company’s pre-pandemic base quarterly dividend amount which was last paid in April 2020.

Capital Investments: The Company invested $32.3 million and $62.6 million into its portfolio during the second quarter and first six months of 2022, respectively. The majority of the investment consisted primarily of additional progress on the renovation of the Renaissance Washington DC in preparation for its conversion to the Westin brand in 2023, and a rooms renovation at the Hyatt Regency San Francisco which will be completed later this year. These projects are expected to drive incremental growth upon completion and will further enhance the earnings potential and value of these well-located hotels. In 2022, the Company expects to invest approximately $130 million to $150 million into its portfolio.

Balance Sheet and Liquidity Update

As of June 30, 2022, the Company had $152.9 million of cash and cash equivalents, including restricted cash of $45.6 million, total assets of $3.1 billion, including $2.8 billion of net investments in hotel properties, total debt of $805.4 million and stockholders’ equity of $2.1 billion.

Operations Update

Operating statistics for the Total Portfolio were as follows:

	April	May	June	Second Quarter	July
	2022	2022	2022	2022	2022 (1)
RevPAR	$244.31	$228.45	$239.89	$237.28	$233.15
Occupancy	75.7%	73.0%	74.1%	74.2%	73.8%
Average Daily Rate	$322.73	$312.95	$323.74	$319.79	$315.92

Operating statistics for the Comparable Portfolio were as follows:

	April		May		June		Second Quarter		July
	2022		2022		2022		2022		2022 (1)
RevPAR	$228.81		$210.27		$222.84		$220.37		$218.72
Occupancy	76.1%		73.3%		74.6%		74.6%		74.6%
Average Daily Rate	$300.67		$286.86		$298.71		$295.40		$293.19

	April		May		June		Second Quarter		July
	2019		2019		2019		2019		2019
RevPAR	$230.82		$219.46		$227.57		$225.77		$222.52
Occupancy	88.7%		84.9%		87.9%		87.1%		87.6%
Average Daily Rate	$260.23		$258.49		$258.90		$259.21		$254.02

	Change 2022 vs. 2019
RevPAR	(0.9)%		(4.2)%		(2.1)%		(2.4)%		(1.7)%
Occupancy	(1,260)	bps	(1,160)	bps	(1,330)	bps	(1,250)	bps	(1,300)	bps
Average Daily Rate	15.5%		11.0%		15.4%		14.0%		15.4%

July 2022, 2021 and 2019 results for the Comparable Portfolio included the following ($ in millions, except RevPAR and ADR):

	July
	2022 (1)	2021	2019	Change 2022 vs. 2021
Room Revenue	$51.0	$38.2	$51.8	33.6%

RevPAR	$218.72	$163.39	$222.52	33.9%
Occupancy	74.6%	61.8%	87.6%	1,280	bps
Average Daily Rate	$293.19	$264.38	$254.02	10.9%

(1)	July 2022 results are preliminary and may be adjusted during the Company’s month-end close process.

Due to continued uncertainty regarding the duration and extent of the COVID-19 pandemic, the Company cannot provide further assurances regarding the pandemic’s effect on the Company’s results.

Dividend Update

On August 2, 2022, the Company’s Board of Directors declared a cash dividend of $0.05 per share of common stock, as well as cash dividends of $0.382813 per share payable to its Series H cumulative redeemable preferred stockholders and $0.356250 per share payable to its Series I preferred stockholders. The dividends will be paid on October 17, 2022 to stockholders of record as of September 30, 2022.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter 2022 financial results on August 3, 2022, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-888-330-3573 and reference conference ID 4831656 to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release owns 15 hotels comprised of 7,735 rooms, the majority of which are operated under nationally recognized brands. Sunstone’s strategy is to create long-term stakeholder value through the acquisition, active ownership and disposition of hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone’s website at www.sunstonehotels.com. The Company’s website is provided as a reference only and any information on the website is not incorporated by reference in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the impact the COVID-19 pandemic has on the Company’s business and the economy, as well as the response of governments and the Company to the pandemic, and how quickly and successfully effective vaccines and therapies are distributed and administered; increased risks related to employee matters, including increased employment litigation and claims for severance or other benefits tied to termination or furloughs as a result of temporary hotel suspensions or reduced hotel operations due to COVID-19; general economic and business conditions, including a U.S. recession or increased inflation, trade conflicts and tariffs, regional or global economic slowdowns and any type of flu or disease-related pandemic that impacts travel or the ability to travel, including COVID-19; the need for business-related travel, including the increased use of business-related technology; rising hotel operating costs due to labor costs, workers’

compensation and health-care related costs, utility costs, property and liability insurance costs, unanticipated costs such as acts of nature and their consequences and other costs that may not be offset by increased room rates; the ground lease for one of the Company’s hotels; the need for renovations, repositionings and other capital expenditures for the Company’s hotels; the impact, including any delays, of renovations and repositionings on hotel operations; new hotel supply, or alternative lodging options such as timeshare, vacation rentals or sharing services such as Airbnb, in the Company’s markets, which could harm its occupancy levels and revenue at its hotels; competition from hotels not owned by the Company; relationships with, and the requirements, performance and reputation of, the managers of the Company’s hotels; relationships with, and the requirements and reputation of, the Company’s franchisors and hotel brands; the Company’s hotels may become impaired, which may adversely affect its financial condition and results of operations; competition for the acquisition of hotels, and the Company’s ability to complete acquisitions and dispositions; performance of hotels after they are acquired; changes in the Company’s business strategy or acquisition or disposition plans; the Company’s level of debt, including secured, unsecured, fixed and variable rate debt; financial and other covenants in the Company’s debt and preferred stock; the impact on the Company’s business of potential defaults by the Company on its debt agreements or leases; volatility in the capital markets and the effect on lodging demand or the Company’s ability to obtain capital on favorable terms or at all; the Company’s need to operate as a REIT and comply with other applicable laws and regulations, including new laws, interpretations or court decisions that may change the federal or state tax laws or the federal or state income tax consequences of the Company’s qualification as a REIT; potential adverse tax consequences in the event that the Company’s operating leases with its taxable REIT subsidiaries are not held to have been made on an arm’s-length basis; system security risks, data protection breaches, cyber-attacks and systems integration issues, including those impacting the Company’s suppliers, hotel managers or franchisors; other events beyond the Company’s control, including climate change, natural disasters, terrorist attacks or civil unrest; and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

●	Amortization of deferred stock compensation: we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels.

●	Amortization of contract intangibles: we exclude the noncash amortization of any favorable or unfavorable contract intangibles recorded in conjunction with our hotel acquisitions. We exclude the noncash amortization of contract intangibles because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Acquisition costs: under GAAP, costs associated with acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; the write-off of development costs associated with abandoned projects; property-level restructuring, severance and management transition costs; debt resolution costs; lease terminations; property insurance proceeds or uninsured losses; and other nonrecurring identified adjustments.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net (income) loss allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components (prior to our acquisition of the noncontrolling partner’s equity interest in the partnership in June 2022). We also exclude the amortization of our right-of-use assets and related lease obligations as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. Additionally, we include an adjustment for the cash finance lease expense recorded on the building lease at the Hyatt Centric Chicago Magnificent Mile (prior to the hotel’s sale in February 2022). We determined that the building lease is a finance lease, and, therefore, we include a portion of the lease payment each month in interest expense. We adjust EBITDAre for the finance lease in order to more accurately reflect the actual rent due to the hotel’s lessor in the current period, as well as the operating performance of the hotel. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives and finance lease obligation as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership components (prior to our acquisition of the noncontrolling partner’s equity interest in the partnership in June 2022). We also exclude the real estate amortization of our right-of-use assets and related lease obligations, which includes the amortization of both our finance and operating lease intangibles (with the exception of our corporate operating lease), as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. In addition, we exclude preferred stock redemption charges, changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Reconciliations of net income (loss) to EBITDAre, Adjusted EBITDAre, excluding noncontrolling interest, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,329	$120,483
Restricted cash	45,611	42,234
Accounts receivable, net	42,151	28,733
Prepaid expenses and other current assets	14,137	14,338
Assets held for sale, net	—	76,308
Total current assets	209,228	282,096

Investment in hotel properties, net	2,847,800	2,720,016
Operating lease right-of-use assets, net	18,881	23,161
Deferred financing costs, net	1,406	2,580
Other assets, net	9,308	13,196

Total assets	$3,086,623	$3,041,049

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$63,451	$47,701
Accrued payroll and employee benefits	18,716	19,753
Dividends payable	4,360	3,513
Other current liabilities	63,715	58,884
Current portion of notes payable, net	1,646	20,694
Liabilities of assets held for sale	—	25,213
Total current liabilities	151,888	175,758

Notes payable, less current portion, net	802,376	588,741
Operating lease obligations, less current portion	19,796	25,120
Other liabilities	9,118	11,656
Total liabilities	983,178	801,275

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series G Cumulative Redeemable Preferred Stock, 2,650,000 shares issued and outstanding at both June 30, 2022 and December 31, 2021, stated at liquidation preference of $25.00 per share	66,250	66,250
6.125% Series H Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at both June 30, 2022 and December 31, 2021, stated at liquidation preference of $25.00 per share	115,000	115,000
5.70% Series I Cumulative Redeemable Preferred Stock, 4,000,000 shares issued and outstanding at both June 30, 2022 and December 31, 2021, stated at liquidation preference of $25.00 per share	100,000	100,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 212,450,788 shares issued and outstanding at June 30, 2022 and 219,333,783 shares issued and outstanding at December 31, 2021	2,125	2,193
Additional paid in capital	2,494,238	2,631,484
Retained earnings	997,402	948,064
Cumulative dividends and distributions	(1,671,570)	(1,664,024)
Total stockholders' equity	2,103,445	2,198,967
Noncontrolling interest in consolidated joint venture	—	40,807
Total equity	2,103,445	2,239,774

Total liabilities and equity	$3,086,623	$3,041,049

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues
Room	$161,721	$84,597	$270,493	$118,816
Food and beverage	71,658	15,238	111,241	20,209
Other operating	17,901	17,375	41,861	28,818
Total revenues	251,280	117,210	423,595	167,843
Operating expenses
Room	37,342	22,946	67,803	34,586
Food and beverage	46,459	15,669	78,778	21,648
Other operating	6,089	3,486	11,525	5,291
Advertising and promotion	11,621	7,042	22,095	11,917
Repairs and maintenance	8,273	7,132	17,987	12,677
Utilities	6,239	4,683	11,944	8,834
Franchise costs	4,280	2,296	7,284	3,287
Property tax, ground lease and insurance	17,455	15,632	33,446	30,293
Other property-level expenses	30,391	16,067	54,301	26,544
Corporate overhead	8,717	9,467	19,431	16,644
Depreciation and amortization	30,893	32,729	62,253	63,499
Total operating expenses	207,759	137,149	386,847	235,220
Interest and other income (loss)	116	21	4,496	(358)
Interest expense	(5,938)	(8,065)	(11,019)	(15,714)
Gain on sale of assets	—	—	22,946	—
Gain (loss) on extinguishment of debt	21	88	(192)	310
Income (loss) before income taxes	37,720	(27,895)	52,979	(83,139)
Income tax provision, net	(28)	(23)	(164)	(66)
Net income (loss)	37,692	(27,918)	52,815	(83,205)
(Income) loss from consolidated joint venture attributable to noncontrolling interest	(2,343)	596	(3,477)	2,571
Preferred stock dividends and redemption charge	(3,773)	(7,795)	(7,546)	(11,002)
Income (loss) attributable to common stockholders	$31,576	$(35,117)	$41,792	$(91,636)

Basic and diluted per share amounts:
Basic and diluted income (loss) attributable to common stockholders per common share	$0.15	$(0.16)	$0.19	$(0.43)

Basic and diluted weighted average common shares outstanding	213,183	215,113	215,216	214,778

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income (Loss) to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income (loss)	$37,692	$(27,918)	$52,815	$(83,205)
Operations held for investment:
Depreciation and amortization	30,893	32,729	62,253	63,499
Interest expense	5,938	8,065	11,019	15,714
Income tax provision, net	28	23	164	66
(Gain) loss on sale of assets	—	—	(22,946)	70
EBITDAre	74,551	12,899	103,305	(3,856)

Operations held for investment:
Amortization of deferred stock compensation	2,853	4,659	6,431	7,411
Amortization of right-of-use assets and obligations	(354)	(338)	(700)	(669)
Amortization of contract intangibles, net	(18)	—	(24)	—
Finance lease obligation interest - cash ground rent	—	(351)	(117)	(702)
(Gain) loss on extinguishment of debt	(21)	(88)	192	(310)
Prior year property tax adjustments, net	—	(1,162)	—	(1,989)
Hurricane-related losses net of (insurance proceeds)	138	—	(2,755)	—
Noncontrolling interest:
(Income) loss from consolidated joint venture attributable to noncontrolling interest	(2,343)	596	(3,477)	2,571
Depreciation and amortization	(666)	(806)	(1,456)	(1,616)
Interest expense	(206)	(159)	(374)	(320)
Amortization of right-of-use asset and obligation	60	73	132	145
Adjustments to EBITDAre, net	(557)	2,424	(2,148)	4,521

Adjusted EBITDAre, excluding noncontrolling interest	$73,994	$15,323	$101,157	$665

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

Reconciliation of Net Income (Loss) to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income (loss)	$37,692	$(27,918)	$52,815	$(83,205)
Preferred stock dividends and redemption charge	(3,773)	(7,795)	(7,546)	(11,002)
Operations held for investment:
Real estate depreciation and amortization	30,456	32,104	61,483	62,247
(Gain) loss on sale of assets	—	—	(22,946)	70
Noncontrolling interest:
(Income) loss from consolidated joint venture attributable to noncontrolling interest	(2,343)	596	(3,477)	2,571
Real estate depreciation and amortization	(666)	(806)	(1,456)	(1,616)
FFO attributable to common stockholders	61,366	(3,819)	78,873	(30,935)

Operations held for investment:
Amortization of deferred stock compensation (1)	2,853	4,659	6,431	7,411
Real estate amortization of right-of-use assets and obligations	(294)	77	(580)	162
Amortization of contract intangibles, net	143	—	203	—
Noncash interest on derivatives, net	(1,023)	(709)	(2,865)	(1,578)
(Gain) loss on extinguishment of debt	(21)	(88)	192	(310)
Prior year property tax adjustments, net	—	(1,162)	—	(1,989)
Hurricane-related losses net of (insurance proceeds)	138	—	(2,755)	—
Preferred stock redemption charge	—	4,016	—	4,016
Noncontrolling interest:
Real estate amortization of right-of-use asset and obligation	60	73	132	145
Noncash interest on derivatives, net	(2)	—	—	—
Adjustments to FFO attributable to common stockholders, net	1,854	6,866	758	7,857

Adjusted FFO attributable to common stockholders	$63,220	$3,047	$79,631	$(23,078)

FFO attributable to common stockholders per diluted share	$0.29	$(0.02)	$0.37	$(0.14)

Adjusted FFO attributable to common stockholders per diluted share	$0.30	$0.01	$0.37	$(0.11)

Basic weighted average shares outstanding	213,183	215,113	215,216	214,778
Shares associated with unvested restricted stock awards	354	352	266	283
Diluted weighted average shares outstanding	213,537	215,465	215,482	215,061

(1)	Amortization of deferred stock compensation has been added to the adjustments to FFO attributable to common stockholders, net for the three and six months ended June 30, 2021 to conform to the current year’s presentation.

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Comparable Portfolio Adjusted EBITDAre Margin (1)	35.0%	19.3%	31.5%	7.8%

Total revenues	$251,280	$117,210	$423,595	$167,843
Non-hotel revenues (2)	(18)	(22)	(38)	(44)
Reimbursements to offset net losses (3)	1,618	(3,070)	—	(7,111)
Total Actual Hotel Revenues	252,880	114,118	423,557	160,688
Prior ownership hotel revenues (4)	8,932	8,937	22,637	16,829
Non-comparable hotel revenues (5)	(28,092)	(10,052)	(45,826)	(10,052)
Sold hotel revenues (6)	—	(9,920)	(3,234)	(13,898)
Total Comparable Portfolio Revenues	$233,720	$103,083	$397,134	$153,567

Net income (loss)	$37,692	$(27,918)	$52,815	$(83,205)
Non-hotel revenues (2)	(18)	(22)	(38)	(44)
Reimbursements to offset net losses (3)	1,618	(3,070)	—	(7,111)
Non-hotel operating expenses, net (7)	(443)	(1,745)	(815)	(3,309)
Property-level prior year property tax adjustments	—	(154)	—	(226)
Property-level legal fees related to sold hotel	—	—	—	58
Property-level hurricane-related restoration expenses (8)	138	—	1,614	—
Corporate overhead	8,717	9,467	19,431	16,644
Depreciation and amortization	30,893	32,729	62,253	63,499
Interest and other (income) loss	(116)	(21)	(4,496)	358
Interest expense	5,938	8,065	11,019	15,714
Gain on sale of assets	—	—	(22,946)	—
(Gain) loss on extinguishment of debt	(21)	(88)	192	(310)
Income tax provision, net	28	23	164	66
Actual Hotel Adjusted EBITDAre	84,426	17,266	119,193	2,134
Prior ownership hotel Adjusted EBITDAre (4)	2,882	1,876	8,630	3,346
Non-comparable hotel Adjusted EBITDAre (5)	(5,417)	(1,613)	(4,903)	(1,613)
Sold hotel Adjusted EBITDAre (6)	—	2,391	2,172	8,142
Comparable Portfolio Adjusted EBITDAre	$81,891	$19,920	$125,092	$12,009

*Footnotes on following page

(1)	Comparable Portfolio Adjusted EBITDAre Margin is calculated as Comparable Portfolio Adjusted EBITDAre divided by Total Comparable Portfolio Revenues.
(2)	Non-hotel revenues include the amortization of any favorable or unfavorable contract intangibles recorded in conjunction with the Company's hotel acquisitions.
(3)	The Hyatt Regency San Francisco generated net income in the second quarter of 2022, resulting in the reversal of a $1.6 million reimbursement to offset net losses recognized in the first quarter of 2022 and zero recognized for the first six months of 2022. Reimbursements to offset net losses for the second quarter and first six months of 2021 include $3.1 million and $7.1 million, respectively, at the Hyatt Regency San Francisco as stipulated by the hotel's operating lease agreement.
(4)	Prior ownership hotel revenues and Adjusted EBITDAre include results for The Confidante Miami Beach prior to the Company’s acquisition of the hotel in June 2022. The Company obtained prior ownership information from the hotel’s previous owner during the due diligence period before acquiring the hotel. The Company performed a limited review of the information as part of its analysis of the acquisition. The Company determined the amount to include as pro forma depreciation expense based on the hotel’s actual depreciation expense recognized by the Company in June 2022.
(5)	Non-comparable hotel revenues and Adjusted EBITDAre include results for the Montage Healdsburg and the Four Seasons Resort Napa Valley, acquired in April 2021 and December 2021, respectively.
(6)	Sold hotel revenues and Adjusted EBITDAre for the first six months of 2022 include results for the Embassy Suites Chicago and the Hilton Garden Inn Chicago Downtown/Magnificent Mile, sold in March 2022, and the Hyatt Centric Chicago Magnificent Mile, sold in February 2022. Sold hotel revenues and Adjusted EBITDAre for the second quarter and first six months of 2021 also include results for the Embassy Suites La Jolla and the Renaissance Westchester, sold in December 2021 and October 2021, respectively.
(7)	Non-hotel operating expenses, net for the second quarters and first six months of 2022 and 2021 include the following: the amortization of hotel real estate-related right-of-use assets and obligations; the amortization of a favorable management agreement contract intangible prior to the hotel’s sale in March 2022; prior year property tax credits, net related to sold hotels; and finance lease obligation interest – cash ground rent prior to the hotel’s sale in February 2022.
(8)	Property-level hurricane-related restoration expenses for the second quarter and first six months of 2022 include a total of $0.1 million and $1.6 million, respectively, incurred at the Hilton New Orleans St. Charles and the JW Marriott New Orleans.